Exhibit 99.1

Centennial Specialty Foods Announces Nasdaq Delisting

DENVER, COLORADO – October 25, 2005

Centennial Specialty Foods Corporation announced today that on October 24, 2005 it received a notification from the staff of The Nasdaq Stock Market that the Company’s stock will be delisted at the opening of business on October 26, 2005 for failure to meet the minimum $1.00 per share requirement as set forth in Marketplace Rule 4310(c)(4); violation of Marketplace Rule 4350(d)(2) which requires issuers to have an audit committee composed of at least three independent directors; and violation of Marketplace Rule 4350(d)(2)(A) which requires issuers to certify that it has and will continue to have an audit committee of at least three independent directors.  The delisting decision was made by the Nasdaq Listing Qualifications Panel following an appeal by the Company on September 29, 2005.

The Company is seeking to find market makers to continue to quote the Company’s common stock in the over the counter “Pink Sheets.”  To quote a stock in the Pink Sheets, the market maker must first make application to register in and quote the security in accordance with SEC Rule 15c2-11, and such application must be cleared by Nasdaq; provided, however, that existing market makers that have quoted the Company’s stock within the 30 day period prior to the NASDAQ delisting may immediately quote the stock in the Pink Sheets without filing the application if they register to do so within 24 hours of the delisting.

Centennial Specialty Foods Corporation is a distributor of ethnic Southwestern food products.  Its products are sold under the Stokes and Ellis labels, two well-known Southwestern brands that date back almost 100 years.  Principal channels of distribution for Centennial’s products are grocery retailers, superstores and club stores in Colorado, Arizona, and, to a lesser extent, several major metropolitan markets in adjoining states.  More information about Centennial can be found on its website at www.centennialspecialtyfoods.com.

Note Regarding Forward Looking Statements:

Certain matters discussed in this press release could contain forward-looking information that involves risks and uncertainties that could cause actual results to differ materially from current trends or expected results.  We identify forward looking statements through our use of words such as “expect,” “believe,” “project,” “anticipate,” and similar expressions.  These risks that may affect our ability to achieve forward-looking statements are discussed in our final prospectus in the section entitled “Risk Factors” and other documents that are on file with the Securities and Exchange Commission.

For further information, please contact Jeffrey Nieder, CEO or Douglas Evans, CFO at (303) 292-4018.

Stokes and Ellis are registered trademarks of Centennial Specialty Foods Corporation.

SOURCE:  Centennial Specialty Foods Corporation